Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

UNIFI, INC.

Under Section 807 of the Business Corporation Law

FIRST: The name of the corporation is Unifi, Inc. (the “Corporation”) and the name under which the Corporation was formed is Automated Environmental Systems, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on January 8, 1969.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended, as authorized by Section 801 of the Business Corporation Law of the State of New York, to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State. To effect such amendment, Article FIFTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State is c/o Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410.”

FOURTH: The Certificate of Incorporation of the Corporation, as amended theretofore, is hereby restated as further amended in its entirety to read as follows:

FIRST: The name of the Corporation shall be Unifi, Inc.

SECOND: The purposes for which the Corporation is formed are to texture, prepare, buy, sell, deal in, trade, import, export, and generally deal in synthetic and natural yarns of every type and description.

To dye and finish, knit, buy, sell, acquire, import, export, manufacture, prepare and generally deal in as dyers and finishers, knitters, manufacturers, converters, jobbers, purchasers, or as agents in all types and forms of knitted fabrics including, without limitation, polyesters, acetates, nylon, cotton, wool, rayon, silk, and otherwise with yarn and fabric of every kind and description; and to generally deal in and with any and all things made wholly or in part of composition, imitation, or substitutes of any raw or finished products thereof.

To create, manufacture, contract for, buy, sell, import, export, distribute, job, and generally deal in and with, whether at wholesale or retail, and as principal, agent, broker, factor, commission merchant, licensor, licensee or otherwise, any and all kinds of goods, wares, and merchandise, and, in connection therewith or independent thereof, to construct, establish, and maintain, by any manner or means, factories, mills, buying offices, distribution centers, specialty, and other shops, stores, mail order establishments, concessions, leased departments, and any and all other departments, sites, and locations necessary, convenient or useful in the furtherance of any business of the Corporation.

To export from and import into the United States of America and its territories and possessions, and any and all foreign countries, as principal or agent, merchandise of every kind and nature, and to purchase, sell, and deal in and with, at wholesale and retail, merchandise of every kind and nature for exportation from, and importation into the United States, and to and from all countries foreign thereto, and for exportation from, and importation into, any foreign country, to and from any other country foreign thereto, and to purchase and sell domestic and foreign merchandise in domestic markets, and domestic and foreign merchandise in foreign markets and to do a general foreign and domestic exporting and importing business.

To take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, clear, develop, redevelop, manage, operate, maintain, control, license the use of, publicize, advertise, promote, and generally deal in and with, whether as principal, agent, broker, or otherwise, real and personal property of all kinds, and, without limiting the generality of the foregoing, stores, shops, markets, supermarkets, departments, and merchandising facilities, shopping centers, recreational centers, discount centers, merchandising outlets of all kinds, parking areas, offices and establishments of all kinds, and to engage in the purchase, sale, lease and rental of equipment and fixtures for the same and for other enterprises, for itself or on behalf of others.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale or retail, as principal, and as sales, business, special or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal and mixed property of any kind and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the Corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

THIRD: The office of the Corporation is to be located in the City, County and State of New York.

FOURTH: The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is five hundred million shares, all of which are to consist of one class of common stock only of the par value of $.10 each.

Effective as of November 3, 2010 (the “Effective Time”), each three (3) shares of the Corporation’s common stock, par value $.10 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares will be issued in connection with the Reverse Stock Split and in lieu of issuing fractional shares, each holder of Common Stock who would otherwise have been entitled to a fraction of a share by reason of the Reverse Stock Split will be entitled to receive a cash payment without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of Common Stock then held by the holder, and (ii) $14.34, which represents the closing price of the Common Stock as reported on the New York Stock Exchange Inc. on the trading day immediately prior to the Effective Time as adjusted for the Reverse Stock Split ratio.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State is c/o Secretary, 7201 West Friendly Avenue, Greensboro, North Carolina 27410.

SIXTH: No holder of any shares of any class of the Corporation shall as such holder have any pre-emptive right or be entitled as a matter of right to subscribe for or to purchase any other shares or securities of any class which at any time may be sold or offered for sale by the Corporation.

SEVENTH: The number of Directors shall be fixed in the By-laws but in no case shall be less than three (3), but this number may be increased and subsequently increased or decreased from time to time by the affirmative vote of the majority of the Board, except that the number of Directors shall not be less than three (3). A Director shall hold office until his or her successor shall be elected and qualified, subject to prior death, resignation, retirement or removal from office.

Newly created directorships resulting from an increase in the number of Directors and vacancies caused by death, resignation, retirement or removal from office, may be filled by the vote of a majority of the Directors remaining in office. Any Director elected by the Board to fill a vacancy shall serve until the next meeting of the Shareholders, at which the election of Directors is in the regular order of business, and until his or her successor is elected and qualified. In no case will a decrease in the number of Directors shorten the term of an incumbent Director.

EIGHTH: A Director of the Corporation shall not be liable to the Corporation or its Shareholders for monetary damages for breach of duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the New York Business Corporation Law as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the Shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

FIFTH: This Restated Certificate of Incorporation of the Corporation, as amended hereby, was authorized by a resolution adopted by the Board of Directors of the Corporation at a meeting thereof duly called and held on October 26, 2016.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer as of the 26th day of October, 2016.

UNIFI, INC.

By:	/s/ THOMAS H. CAUDLE, JR.
Name:	Thomas H. Caudle, Jr.
Title:	President